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                                  EXHIBIT 99.3

                           TRANSCISCO INDUSTRIES, INC.
                               STOCK PURCHASE PLAN


                                   ARTICLE I.
                                     GENERAL

     1. PURPOSE OF THE PLAN. The purpose of the Transcisco Industries, Inc. Stock Purchase Plan (the "Plan") is to enable Transcisco Industries, Inc. (the "Company") to recognize and reward employees, consultants and officers whose performance, contributions and skills promote the achievement of the Company's long-term financial and business objectives, to afford them an opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employ the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of stock purchase rights.

     2.   DEFINITIONS.  As used herein, the following definitions shall apply:

          (a)  "BOARD" means the Board of Directors of the Company.

          (b) "COMMITTEE" means the Committee or Committees referred to in paragraph 5 of this Article of the Plan.

          (c) "COMMON STOCK" means the Common Stock, $0.01 par value (as adjusted from time to time), of the Company.

          (d) "COMPANY" means Transcisco Industries, Inc., a corporation organized under the laws of the state of Delaware, or any successor corporation.

          (e)  "DIRECTOR" means a member of the Board.


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          (f)  "DISABILITY" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

          (g) "PARTICIPANT" means an individual selected by the Committee to receive a Right under and pursuant to the terms of the Plan.

          (h) "PLAN" means the Transcisco Industries, Inc. Stock Purchase Plan, as hereinafter amended from time to time.

          (i) "RIGHT" means the Stock Purchase Rights granted pursuant to the Plan.

          (j) "STOCK PURCHASE RIGHT" means the right to purchase Common Stock pursuant to a stock purchase agreement entered into between the Company and the purchaser under Article II below. Such Rights are not intended to be stock options, but rather represent an offer by the Company to purchase shares of Common Stock at a particular price.

          (k) "SUBSIDIARY" means a corporation of which not less than fifty percent (50%) of the voting shares are held by the Company or by a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or by a Subsidiary.

     3. ELIGIBLE PARTICIPANTS. Any officer, consultant, or other employee of the Company or of a Subsidiary whom the Committee deems to have the potential to promote the achievement of the Company's long-term financial and business objectives shall be eligible to receive awards under the Plan.

     4. STOCK SUBJECT TO THE PLAN. Subject to paragraph (1) of Article III, the total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be 510,000 shares; provided, however, that the aggregate number of


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shares of Common Stock issued pursuant to the Plan (i) in any particular year shall not exceed 5% of the outstanding Common Stock and (ii) in any five-year period, shall not exceed 10% of the outstanding Common Stock.

     5.   ADMINISTRATION.

          (a) PROCEDURE. The Plan shall be administered by a Committee designated by the Board to administer the Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may change the size of the Committee, appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies, however caused.

          (b) AUTHORITY. Subject to the general purposes, terms, and conditions of the Plan, and to the direction of the Board, the Committee shall have full power to implement and carry out the Plan including, but not limited to, the following:

               (i) to select the Participants to whom Stock Purchase Rights may from time to time be granted hereunder;

              (ii) to determine whether and to what extent Rights are granted hereunder, and the purchase price for stock issuable upon exercise of the Right (which purchase price may be less than the fair market value thereof);

             (iii) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

              (iv)  to approve forms of agreement for use under the Plan;


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               (v)  to determine the form of payment that will be acceptable consideration for exercise of a Right granted under the Plan;

              (vi) to determine the terms and restrictions applicable to Rights.

          The Committee shall have the authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or omission or reconcile any inconsistency in the Plan or any award granted hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. It is the intent of this provision to give the Committee discretion in administering the Plan and carrying out its duties hereunder, including designating an administrator of the Plan for day to day operations (the "Plan Administrator"). A majority of the Committee shall constitute a quorum, and the acts of a majority of the quorum shall be sufficient for the taking of any action under the Plan. No member of the Committee shall be liable for any act done or determination made in good faith under the terms of the Plan.

     6. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board under the terms of the Plan.

                                   ARTICLE II.
                              STOCK PURCHASE RIGHTS

     1. RIGHTS TO PURCHASE. Stock Purchase Rights may be issued to any Participant that the Committee may select. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that such person shall be entitled to purchase, the price to be paid, the terms of any repurchse


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option with respect to the shares, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Stock Purchase Agreement in the form determined by the Committee.

     2. REPURCHASE OPTION. At the discretion of the Committee, the Restricted Stock purchase agreement may grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or Disability). The purchase price for shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Committee may determine.

     3. OTHER PROVISIONS. The Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. In addition, the provisions of Stock Purchase Agreements need not be the same with respect to each purchaser.

                                  ARTICLE III.
                                  MISCELLANEOUS

     1. RECAPITALIZATION. In the event that there is any change in the number of outstanding shares of Common Stock or of the capital structure of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of shares available under the Plan shall be increased or decreased proportionately.

     2. RELATIONSHIP. Nothing in the Plan or any award made thereunder shall interfere with or limit in any way the right of


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the Company or any Subsidiary to terminate any Participant's employment or consulting relationship at any time, with or without cause, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

     3. WITHHOLDING TAXES. The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for any shares transferable pursuant to the exercise of a Right.

     4. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective upon adoption thereof by the Company's Board of Directors.


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